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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
IMC Global, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        April 11, 2003

Dear Stockholder:

        You are cordially invited to attend the IMC Global Inc. 2003 Annual Meeting of Stockholders. The meeting will be held at the Company's headquarters offices, 100 South Saunders Road, Lake Forest, Illinois 60045 on May 16, 2003 at 12:00 noon local time. Directions to our offices are included in this Proxy Statement. A Notice of the Annual Meeting, a Proxy Statement covering the formal business of the meeting, the 2002 Annual Report of the Company, a proxy card and related information are enclosed. At the meeting we will report on the Company's operations during the fiscal year ended December 31, 2002.

        I encourage you to attend the meeting and to vote in favor of the election of Directors and the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

        Regardless of whether you expect to attend, please promptly sign and return the proxy card in the enclosed postage-paid envelope. Even if you execute this proxy, you may revoke it at any time before it is voted. If you attend the meeting and wish to vote in person, you will be able to do so even if you have previously returned your proxy card.

        Your cooperation and prompt attention to this matter are appreciated.

Sincerely,

Douglas A. Pertz
Chairman and Chief Executive Officer

100 South Saunders Road
Lake Forest, Illinois 60045-2561
Telephone 847-739-1200

Headquarters Offices: 100 South Saunders Road Lake Forest, Illinois 60045-2561

Notice of 2003 Annual Meeting of Stockholders

To Our Stockholders:

        The 2003 Annual Meeting of Stockholders of IMC Global Inc., a Delaware corporation, will be held at the Company's headquarters offices, 100 South Saunders Road, Lake Forest, Illinois 60045 on May 16, 2003, at 12:00 noon local time, to consider and act upon the following matters, each of which is explained more fully in the following Proxy Statement:

          1.    To elect one Director for a term expiring in 2004; to elect one Director for a term expiring in 2005; and to elect three Directors for terms expiring in 2006, each as recommended by the Board of Directors;

          2.    To ratify the appointment of Ernst & Young LLP as independent auditors to examine and report on the financial statements of IMC Global Inc. for the year ending December 31, 2003, as recommended by the Board of Directors;

          3.    To transact any other business that may properly come before the 2003 Annual Meeting of Stockholders or any adjournment thereof.

        A proxy card for your use in voting on these matters is also enclosed.

        In accordance with our Amended and Restated By-Laws and resolutions of the Board of Directors, only common stockholders of record at the close of business on March 31, 2003 are entitled to notice of and to vote at the 2003 Annual Meeting of Stockholders.

By Order of the Board of Directors

Rose Marie Williams
Corporate Secretary
April 11, 2003

TABLE OF CONTENTS

The IMC Global Board and Board Committees	1
The Board of Directors	1
Committees of the Board of Directors	1
Report of the Audit Committee	3
Report of the Compensation Committee	4
Compensation Philosophy and Objectives	4
Compensation Components and Process	4
Policy on Deductibility of Compensation	5
Chief Executive Officer Compensation	5
Stockholder Return Information	7
Policies Relating to the Board of Directors	8
Nomination and Selection of Directors	8
Lead Director	8
Private Sessions of Non-Management Directors	8
Compensation of Directors	8
Attendance	8
Retirement from the Board	9
Beneficial Ownership of Common Stock	10
Ownership of Common Stock by Directors and Executive Officers	10
Ownership of Common Stock by Others	11
Section 16(a) Beneficial Ownership Reporting Compliance	12
Executive Compensation	13
Compensation of Executive Officers	13
Defined Benefit Pension Plans	16
Employment Agreement	17
Severance Agreements	19
Employee Equity-Based Awards	19
Compensation Committee Interlocks and Insider Participation	19
The Annual Meeting	20
Proxies and Voting at the Annual Meeting	20
Matters to Be Considered at the Annual Meeting	21
Election of Directors	21
Ratification of the Appointment of Independent Auditors	25
Miscellaneous Information	26
Discretionary Voting Authority	26
Stockholder Proposals and Nominations for the 2004 Annual Meeting of Stockholders	26
Directions to IMC Global's Headquarters Offices	28
APPENDIX A—Charter of the Audit Committee of the Board of Directors of IMC Global Inc.	1a

PROXY STATEMENT

IMC GLOBAL INC.
100 South Saunders Road
Lake Forest, Illinois 60045-2561

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of IMC Global Inc. (the "Company" or "IMC Global") for the 2003 Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 16, 2003. Notice of this meeting to all stockholders of record entitled to vote as of March 31, 2003 (the "Record Date") accompanies this Proxy Statement. Additional information with respect to voting at the Annual Meeting and the matters to be voted on at the Annual Meeting are described in this Proxy Statement under the caption "The Annual Meeting." As of the close of business on the Record Date, there were 115,166,137 outstanding shares of Common Stock, par value $1.00 per share, of the Company (the "Common Stock") which may be voted at the Annual Meeting. Only common stockholders of record at the close of business on the Record Date shall be entitled to vote at the Annual Meeting. Each issued and outstanding share of Common Stock is entitled to one vote. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about April 11, 2003.

        The Annual Report of the Company for the year ended December 31, 2002 is being mailed to stockholders with this Proxy Statement, but the Annual Report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

THE IMC GLOBAL BOARD AND BOARD COMMITTEES

The Board of Directors

        The Board of Directors of the Company (the "Board") currently consists of eight members. One of the eight current Directors is also an employee of the Company. Douglas A. Pertz is Chairman and Chief Executive Officer of the Company. The Board is divided into three classes with staggered terms of three years each so that the term of one class expires at each annual meeting.

        In March 2003, the Board approved an increase from eight to nine in the number of Directors who comprise the Board. At the Annual Meeting, stockholders will be given the opportunity to vote on a Director nominee who is not currently a member of the Board to fill the newly created directorship.

        The Board oversees the management of the business of the Company and its subsidiaries and determines overall corporate policies. The Board's primary responsibilities are directing the fundamental operating, financial and other corporate strategies of the Company and evaluating the overall effectiveness of the Company's management.

Committees of the Board of Directors

        The Board has five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee (formerly known as the Committee on Directors and Board Affairs) and the Environmental, Health and Safety Committee, each of which plays a significant role in the discharge of the Board's duties and obligations. The membership of each committee is described in this Proxy Statement under the caption "The Annual Meeting—Matters to Be Considered at the Annual Meeting—Election of Directors."

        The Executive Committee.    The Executive Committee, which is comprised of the Company's Chairman and Chief Executive Officer and four non-employee Directors who serve as chairs of the Board's standing committees, did not meet during 2002. The responsibilities of the Executive Committee include acting on matters requiring emergency action when the full Board cannot be convened.

        The Audit Committee.    The Audit Committee, which is comprised of four non-employee Directors, met eleven times in 2002. The Board of Directors has determined that, as required by the rules of the New

York Stock Exchange (the "NYSE"), all of the members of the Audit Committee are independent and financially literate. The Board has further determined that Raymond F. Bentele, the Director who chairs the Audit Committee, is an "audit committee financial expert" within the meaning of Item 401(h) of Regulation S-K promulgated by the Securities and Exchange Commission. Pursuant to the amended Charter of the Audit Committee approved by the Board of Directors on March 21, 2003, the responsibilities of the Audit Committee include, among other things, the appointment, retention, compensation and oversight of the work of the independent auditor of the Company and Phosphate Resource Partners Limited Partnership, a Delaware limited partnership of which the Company is the administrative managing general partner ("Phosphate Resource Partners"); reviewing the scope and results of the annual independent audit and quarterly reviews of the Company's financial statements with the independent auditor, management and internal auditor; reviewing the internal audit plan and audit results; reviewing the quality and adequacy of internal control systems with management, the internal auditor and the independent auditor; and reviewing with the independent auditor and management the application and impact of new and proposed accounting rules, regulations, disclosure requirements and reporting practices on the Company's financial statements and reports.

        The Compensation Committee.    The Compensation Committee, which is comprised of three non-employee Directors, met three times in 2002. The responsibilities of the Compensation Committee include determining the amount and nature of compensation paid by the Company to its executive officers and key employees; administering the stock option, incentive and deferred compensation and other executive benefit plans; reviewing incentive compensation awards; considering the competitiveness of the Company's executive compensation and other compensation programs with respect to relevant industries and the business community generally; and reviewing the succession plan for senior management other than the Chief Executive Officer.

        The Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee (formerly known as the Committee on Directors and Board Affairs), which is comprised of three non-employee Directors, met four times in 2002. The responsibilities of the Corporate Governance and Nominating Committee include recommending to the Board a set of corporate governance principles applicable to the Company and providing ongoing oversight of governance; selecting and recommending to the Board nominees for director; recommending to the Board all committee assignments; developing a compensation and benefits program for the Board; and reviewing the succession plan for the Chief Executive Officer.

        The Environmental, Health and Safety Committee.    The Environmental, Health and Safety Committee, which is comprised of four non-employee Directors, met four times during 2002. The responsibilities of the Environmental, Health and Safety Committee include reviewing with management and providing oversight for the Company's policies, programs and procedures relating to the environment, health and safety ("EHS") and the implementation thereof; reviewing the Company's compliance with applicable laws, regulations and the EHS policies of the Company; and reviewing reports from management regarding significant administrative, regulatory and judicial proceedings and proposed legislation and rule-making initiatives that may impact the Company.

REPORT OF THE AUDIT COMMITTEE

Dear Fellow Stockholders:

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report, including the footnotes and Management's Discussion and Analysis of Financial Condition and Results of Operations, with management. This included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards and Statement on Auditing Standards No. 61. The Committee has also reviewed with the independent auditors and management the application and impact of new accounting rules, regulations, disclosure requirements and reporting practices on the Company's financial statements and reports. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1. The Committee has also reviewed and considered the compatibility of nonaudit services with regard to the auditors' independence.

        The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        On March 21, 2003, the Board of Directors approved and adopted an amended written Charter of the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the reappointment of Ernst & Young LLP as independent auditors to audit the financial statements of the Company for the current fiscal year.

Respectfully submitted,
Raymond F. Bentele, Chair James M. Davidson Donald F. Mazankowski Pamela B. Strobel

REPORT OF THE COMPENSATION COMMITTEE

Dear Fellow Stockholders:

        Our Committee is responsible for determining the amount and nature of compensation paid to executive officers and key employees of the Company and administering the Company's stock option, executive incentive, deferred compensation and other executive benefit plans. Our decisions are based on our in-depth understanding of the Company and its long-term strategies, as well as our knowledge of the capabilities and performance of the Company's executives.

Compensation Philosophy and Objectives

        The Committee's principal objective in designing compensation policies is to develop and administer a comprehensive program to attract, motivate and retain outstanding managers who are likely to enhance the profitability of the Company and create value for its stockholders. Within this overall compensation philosophy, the Committee's specific objectives are to:

  •
  recognize and reward sustained superior performance by individual officers and key employees;

  •
  pay for performance on both an individual and corporate level;

  •
  align stockholder and executive interests by placing a significant portion of executive compensation "at risk";

  •
  tie executive compensation to the achievement of certain short-term and long-term performance objectives of the Company; and

  •
  offer a total compensation program that takes into account the compensation practices of comparable companies.

        A comparator group of approximately 20 peer companies is used to assess the competitiveness of the Company's executive compensation programs. These peer companies are similar in size to the Company and are engaged in the commodity or chemicals business or other cyclical business. For fiscal year 2002, total executive compensation was at the 65th percentile (with base salary and annual bonus at the 50th percentile) of the comparator group, which is consistent with the Committee's objective of reducing executive compensation from the 75th percentile to the 65th percentile over a three-year period that commenced in fiscal year 2000. The Committee also engages outside compensation consultants to assess and provide recommendations regarding the Company's executive compensation programs and philosophy in relation to such comparator group.

Compensation Components and Process

        There are three major components of the Company's executive officer compensation: (i) base salary, (ii) bonus and (iii) long-term incentive awards.

        Base Salary.    Base salary levels for executives are established based on the Committee's review of industry and national surveys of compensation levels and its review of the recommendations of the compensation professionals retained by the Committee. The Committee strives to maintain salary levels that support management development and career enhancement of executives while being competitive with the Company's compensation comparator group. Based on the industry and national surveys described above and the Committee's objective of linking total compensation to individual and Company performance, the Committee intends that base salary will comprise approximately 20% to 35% of an executive's total compensation.

        Bonus.    Executive officers and other key employees of the Company and its subsidiaries participate in the IMC Global Inc. Management Incentive Compensation Program (the "MICP"). Under the MICP, target annual incentive awards for eligible executives are equivalent to approximately 55% to 85% of base salary contingent upon the attainment of pre-established individual performance objectives and business performance goals established by the Committee for the Company as a whole and for each of the Company's major operating subsidiaries and business segments. Seventy percent of an executive's MICP award is tied to the attainment of business performance objectives and the remaining 30% of such award is tied to individual performance objectives. For 2002, individual, Company and business unit performance objectives applicable to the Company's executives were achieved at varying levels, resulting in an average of 80% of target, and corresponding MICP awards were made to such executives. The Committee intends that annual incentive awards will comprise 15% to 20% of an executive's total compensation.

        Long-Term Incentive Awards.    All long-term incentive awards are made under the IMC Global Inc. 1988 Stock Option and Award Plan, as amended and restated effective October 19, 1995, and as further amended (the "1988 Option Plan") in the form of stock options and restricted stock awards. The Company uses stock options and restricted stock awards as a significant component of its executive compensation package because these equity-based awards align the interests of executive officers and other key employees with those of the Company's stockholders. Stock options are exercisable over a ten-year period, subject to vesting requirements, and allow grantees to purchase shares at the full market price of the stock on the day the options were granted. The 1988 Option Plan expressly prohibits the repricing of options granted thereunder. The Committee intends that long-term incentive awards will comprise 50% to 65% of an executive's total compensation.

Policy on Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), limits the tax deductibility by a corporation of annual compensation in excess of $1 million paid to the chief executive officer or any of its four most highly compensated executive officers (other than the chief executive officer). However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors."

        All members of the Committee qualify as outside directors. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee's overall compensation philosophy. The Committee will consider ways to maximize the deductibility of executive compensation while retaining the discretion the Committee deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. However, from time to time the Committee may award compensation which is not fully deductible if the Committee determines that such award is consistent with its philosophy and is in the best interests of the Company and its stockholders.

        The 1988 Option Plan and the MICP are designed to permit certain awards made thereunder to meet the performance-based criteria of Section 162(m) of the Internal Revenue Code.

Chief Executive Officer Compensation

        Mr. Pertz participates in the executive compensation programs described throughout this report. Mr. Pertz's total compensation in 2002 reflects his leadership of constructive change and his contributions in leading the Company's long-term strategic growth. In determining Mr. Pertz's compensation, the Committee also recognized Mr. Pertz's outstanding management of the Company, in a manner that protected the interests of the Company's stockholders, during the extended global phosphate industry downturn. From January 1, 2002 through March 31, 2002, Mr. Pertz's annual base salary was $825,000. In recognition of his strong leadership, effective April 1, 2002, Mr. Pertz's annual base salary was increased to $875,000. Mr. Pertz's target bonus award under the Company's MICP was set at 85% of base salary. Mr. Pertz's incentive compensation for 2002 was based upon the Company's performance for 2002 and his performance as Chairman and Chief Executive Officer of the Company. Mr. Pertz's incentive compensation for 2002 included a bonus equal to $640,220 under the MICP. The business performance incentive portion ($361,314) of Mr. Pertz's 2002 bonus under the MICP was based upon the achievement of operating earnings goals, average working capital goals and goals relating to the reduction of capital expenditures. The remaining $278,906 of Mr. Pertz's 2002 MICP award was based upon his achievement of individual performance objectives. These objectives included achievement of Company-wide cost savings initiatives and targeted growth of certain core businesses and improved asset utilization. In late 2001, the Committee determined it to be advisable to accelerate the annual stock option and restricted stock grant to eligible employees under the 1988 Option Plan for fiscal year 2002. Accordingly, on November 5, 2001, Mr. Pertz was awarded 57,000 shares of restricted Common Stock that vest in one-third increments at the end of each of the first three years following the date of grant; however, the Committee did not accelerate Mr. Pertz's 2002 stock option grant because he already had received the maximum number of stock options per year provided for under the 1988 Option Plan for purposes of Section 162(m) of the Internal Revenue Code. On January 2, 2002, Mr. Pertz was awarded an option to purchase 440,000 shares of Common Stock, with one-third of the options becoming exercisable at the end of each of the first three years following the date of grant and with the entire option becoming exercisable at the end of the third year.

        We believe that the Company's historical and future value is inextricably linked to strong management. Accordingly, in approaching decisions on compensation, we go beyond a simple evaluation of financial results to consider a number of qualitative factors which we believe have contributed and continue to contribute significantly to maximizing stockholder value over the long term.

Respectfully submitted,
Richard L. Thomas, Chair Raymond F. Bentele David B. Mathis

STOCKHOLDER RETURN INFORMATION

        The following performance graph compares the Company's cumulative total return on its Common Stock for a five-year period with the cumulative total return of the Standard & Poor's 500 Stock Index (the "S&P 500"), the Standard & Poor's Specialty Chemicals Index (the "S&P Group Index") and a peer group of companies selected by the Company (the "2003 Peer Group").

        The following companies comprise the 2003 Peer Group: Agrium Inc., Mississippi Chemical Corporation, Potash Corporation of Saskatchewan Inc., Terra Industries Inc. and Terra Nitrogen Company L.P. The Company's stock price performance differs from that of the 2003 Peer Group during some periods due to differences in the market segments in which the Company competes or in the level of its participation in such segments compared to other members of the 2003 Peer Group. The S&P Group Index is comprised of Ecolab Inc., Great Lakes Chemical Corporation, International Flavors & Fragrances Inc., PPG Industries, Inc., Rohm and Haas Company and Sigma-Aldrich Corporation. The Company is not included in the S&P 500. The comparisons set forth below assume an initial investment of $100 and reinvestment of dividends or distributions.

Comparison of Five-Year Cumulative Total Return
IMC Global, S&P 500, S&P Group Index and 2003 Peer Group

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
IMC Global	$100	$66.09	$51.55	$50.13	$42.15	$34.80
S&P 500	$100	$128.58	$155.64	$141.46	$124.65	$97.10
S&P Group Index	$100	$91.03	$102.90	$85.72	$91.66	$103.21
2003 Peer Group	$100	$71.16	$51.05	$85.46	$67.64	$68.90

POLICIES RELATING TO THE BOARD OF DIRECTORS

Nomination and Selection of Directors

        Recommendations for new Directors may be made by stockholders to the Corporate Secretary in accordance with the procedures set forth in the Company's Amended and Restated By-Laws. The Corporate Secretary will report such recommendations to the Corporate Governance and Nominating Committee for consideration.

Lead Director

        The Board embraces the concept of a "lead" Director. When the offices of Chairman of the Board and Chief Executive Officer are combined, the Chair of the Executive Committee, in addition to chairing the Board's Executive Committee, serves as the Board's lead Director. The lead Director serves as liaison between the Board and the Chief Executive Officer as may be deemed appropriate and will have other duties as may be specified from time to time by the Board. This role is not intended to impede the free interaction between the Chief Executive Officer and any member of the Board or the Board as a whole or between or among Board members. The Board's lead Director is Raymond F. Bentele.

Private Sessions of Non-Management Directors

        The non-management Directors regularly meet in private session without the Chairman and Chief Executive Officer. The Board's lead Director, Mr. Bentele, presides at these private sessions.

Compensation of Directors

        Non-Employee Directors.    During 2002 each non-employee Director received an annual retainer of $27,000, attendance fees of $1,000 for each Board meeting attended and an additional $1,000 for attendance at each meeting of a Board committee to which such Director was assigned. Each non-employee Director also received an additional annual retainer of $3,000 for services as chair of a Board committee except that the Chair of the Executive Committee received $27,000 in recognition of that Chair's additional responsibilities as lead Director. For each calendar year, each non-employee Director may elect to defer some or all of his or her retainer, attendance fees and any stock option gains for such year until a specified future date or until retirement.

        Pursuant to the terms of the 1998 Stock Option Plan for Non-Employee Directors, as amended (the "1998 Directors Option Plan"), on the date of each Annual Meeting of Stockholders, each non-employee Director will receive stock options having a value (determined in accordance with the Black-Scholes option pricing model) of up to $50,000, as determined by the Compensation Committee in its discretion. These options are granted with an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, are immediately exercisable and, in general, may be exercised at any time up to ten years after the date of grant while the Director remains in office and for two years thereafter. Directors who begin service other than on the date of the Annual Meeting of Stockholders will receive stock option grants that are pro rated based on the period remaining until the next Annual Meeting of Stockholders. On the date of the 2002 Annual Meeting of Stockholders, each non-employee Director received stock options having a value of $40,964. The 1998 Directors Option Plan expressly prohibits the repricing of options granted thereunder.

        Employee Directors.    Employee Directors (currently Mr. Pertz) receive no fees or remuneration, as such, for service on the Board or any committee of the Board.

Attendance

        The full Board held six regular and seven special meetings during 2002. Each Director was present for at least 92% of the aggregate number of meetings of the Board and committees of the Board of which such

Director was a member that occurred during 2002 subsequent to the election of such Director to the Board. In addition to attendance at Board and committee meetings, Directors discharge their responsibilities throughout the year by personal meetings and telephone contact with the Company's executive officers and others regarding the business and affairs of the Company.

Retirement from the Board

        The Board has a mandatory retirement policy which provides that, as a general rule, a non-employee Director will not be nominated by the Board for re-election to the Board after he or she has attained the age of 70. It is recognized that, from time to time, there may be circumstances in which the interests of the Company will be best served by requesting a Director to accept a nomination beyond the age of 70. If the Board makes such a determination, the service of a Director nominated for continued service beyond the normal retirement age will be on a year-to-year basis at the request of the Board. In addition, it is the policy of the Board that employees of the Company (other than the Chief Executive Officer) who serve on the Board resign from the Board upon their retirement from the Company. The Board also has a policy that any non-employee Director or the Chief Executive Officer of the Company submit his or her resignation if he or she has a material change in employment, is the subject of media attention that reflects unfavorably on his or her continued service on the Board or has an unresolved conflict of interest with the Company. The Board shall accept or reject the resignation based on the best interests of the Company.

        Richard L. Thomas, a Director who serves in the class of Directors whose term expires at the 2003 Annual Meeting, has reached the Board's mandatory retirement age. At the request of the Board, Mr. Thomas has agreed to serve as a Director for one additional year and will stand for re-election at the Annual Meeting as a member of the class of Directors whose term expires at the 2004 Annual Meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Ownership of Common Stock by Directors and Executive Officers

        The following table shows the number of shares of Common Stock that are owned beneficially, as of March 15, 2003, by (i) each Director, (ii) each executive officer named in the Summary Compensation Table and (iii) the Directors and all executive officers of the Company as a group (15 persons), with sole voting and investment power unless otherwise indicated.

Name	Number of Shares Owned Beneficially as of March 15, 2003(1)(2)		Percent of Class Outstanding(3)(4)(5)(6)(7)
Raymond F. Bentele	28,800	(4)	*
James M. Davidson	27,300	(4)	*
Harold H. MacKay	41,400	(4)(5)	*
David B. Mathis	27,800	(4)	*
Donald F. Mazankowski	28,650	(4)(5)	*
Douglas A. Pertz	1,264,730	(6)	1.09%
Pamela B. Strobel	17,925	(4)	*
Richard L. Thomas	48,800	(4)	*
John J. Ferguson	96,666	(6)	*
J. Reid Porter	146,900	(6)	*
C. Steven Hoffman	362,000	(6)	*
Mary Ann Hynes	202,823	(6)	*
Directors and all executive officers as a group	2,779,791	(7)	2.37%

*
Represents less than 1% of the outstanding shares of Common Stock.

(1)
Beneficial ownership of Common Stock is based on information furnished or confirmed by each Director or executive officer described above.

(2)
No Director or executive officer owns any units of Phosphate Resource Partners.

(3)
Based on the total number of shares outstanding on March 15, 2003.

(4)
Includes shares of Common Stock purchasable within 60 days of March 15, 2003 through the exercise of options granted to non-employee Directors under the 1998 Directors Option Plan and the 1994 Stock Option Plan for Non-Employee Directors (the "1994 Directors Option Plan") as follows: Mr. Bentele, 27,800 shares; Dr. Davidson, 25,800 shares; Mr. MacKay, 23,800 shares; Mr. Mathis, 25,800 shares; Mr. Mazankowski, 19,800 shares; Ms. Strobel, 16,925 shares; and Mr. Thomas, 23,800 shares.

(5)
Includes shares of Common Stock purchasable within 60 days of March 15, 2003 through the exercise of options granted under The Vigoro Corporation 1991 Stock Option Plan, as amended (the "Vigoro Option Plan") as follows: Mr. MacKay, 16,000 shares; and Mr. Mazankowski, 8,000 shares.

(6)
Includes shares of Common Stock purchasable within 60 days of March 15, 2003 through the exercise of options granted under the 1988 Option Plan as follows: Mr. Pertz, 865,705 shares; Mr. Ferguson, 66,666 shares; Mr. Porter, 116,666 shares; Mr. Hoffman, 298,132 shares; and Ms. Hynes, 157,399 shares.

(7)
Includes 2,113,224 shares of Common Stock purchasable within 60 days of March 15, 2003 by Directors and all executive officers as a group through the exercise of options granted under the 1998 Directors Option Plan, the 1994 Directors Option Plan, the Vigoro Option Plan and the 1988 Option Plan.

Ownership of Common Stock by Others

        The Company believes that, as of December 31, 2002, based on filings with the Securities and Exchange Commission (the "SEC"), only the following named organizations are the beneficial owners of more than 5% of the outstanding Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Outstanding Common Stock
Lord, Abbett & Co.(1) 90 Hudson Street Jersey City, New Jersey 07302	10,850,405	9.44%
J. R. Simplot/J. R. Simplot Self-(2) Declaration of Revocable Trust J. R. Simplot Foundation, Inc. 999 Main Street Boise, Idaho 83702	7,182,069	6.25%
Wellington Management Company, LLP(3) 75 State Street Boston, Massachusetts 02109	7,024,460	6.11%
Mellon Financial Corporation(4) One Mellon Center Pittsburgh, Pennsylvania 15258	6,726,351	5.85%
Pimco Equity Advisors LLC(5) 1345 Avenue of the Americas 49th Floor New York, New York 10105	5,846,300	5.09%

(1)
Based solely on a Schedule 13G dated January 28, 2003, Lord, Abbett & Co. ("Lord, Abbett") is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Lord, Abbett has sole voting and dispositive power over the securities reported in its Schedule 13G.

(2)
Based solely on an amendment to Schedule 13D dated September 28, 2001, J. R. Simplot, as trustee of the J. R. Simplot Self-Declaration of Revocable Trust (the "Trust"), has sole voting and dispositive power over 5,335,469 shares held by the Trust. The J. R. Simplot Foundation, Inc. (the "Foundation") has sole voting and dispositive power over 1,846,600 shares. J. R. Simplot shares, with the other directors of the Foundation, the power to vote and dispose of the 1,846,600 shares held by the Foundation.

(3)
Based solely on a Schedule 13G dated February 14, 2003, Wellington Management Company, LLP ("Wellington Management") is an investment adviser and parent holding company or control person. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own the securities reported in its Schedule 13G which are held of record by clients of Wellington Management. Wellington Management has shared voting power with respect to 5,121,460 shares and shared dispositive power with respect to 7,024,460 shares.

(4)
Based solely on an amendment to Schedule 13G dated January 15, 2003, Mellon Financial Corporation is a parent holding company which, together with its direct or indirect subsidiaries, has sole voting power with respect to 5,158,801 shares, shared voting power with respect to 486,799 shares, sole dispositive power with respect to 6,379,910 shares and shared dispositive power with respect to 257,699 shares.

(5)
Based solely on a Schedule 13G dated February 10, 2003, Pimco Equity Advisors LLC ("Pimco Equity") is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 and may be deemed to beneficially own the securities reported in its Schedule 13 G. Pimco Equity has sole voting and dispositive power over the securities reported in its Schedule 13G.

Section 16(a) Beneficial Ownership Reporting Compliance

        Each Director and officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is required by Section 16(a) of the Exchange Act to report to the SEC, by a specified date, his or her beneficial ownership of or transactions in the Company's securities. Reports received by the Company indicate that all such Directors and officers filed all requisite reports with the SEC on a timely basis during 2002, with the exception of Robert M. Qualls, who included in his Form 5 for 2002 filed on February 13, 2003 one grant of stock incentive units that was not included in his Form 3 filed on March 14, 2002, and Raymond F. Bentele, James M. Davidson, Harold H. MacKay, David B. Mathis and Richard L. Thomas, who each reported in his respective Form 5 for 2002 filed on February 12, 2003, a grant in December 1997 of IMC Global deferred stock units payable upon retirement from the Company's Board of Directors granted in connection with the termination of the Company's Directors Retirement Service Plan (the "Retirement Plan") and each such Director's respective election regarding the payment of accrued pension benefits under the Retirement Plan.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

        The following table sets forth compensation information for the Chairman and Chief Executive Officer of the Company, and each of the other four most highly compensated executive officers of the Company for 2002. The executive officers listed below are collectively referred to as the "Named Executive Officers" in this Proxy Statement. The compensation shown excludes amounts for any fiscal year prior to becoming an executive officer.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards			Payouts
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(6)	Restricted Stock Award(s) ($)		Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)(11)
D. A. Pertz (1) Chairman & CEO	2002 2001 2000	862,500 806,250 750,000	640,220 365,000 498,800	3,148 6,045 1,919	— 2,268,800 1,836,718	(7) (8) (8)	440,000 500,000 378,040	— — —	183,170 190,515 150,211
J. J. Ferguson (2) President & COO	2002	373,558	216,788	20,523	—		200,000	—	151,456
J. Reid Porter (3) Executive VP & CFO	2002 2001	405,000 97,500	233,401 120,000	17,948 1,771	— —		— 350,000	— —	109,624 16,920
C. S. Hoffman(4) Senior VP	2002 2001 2000	312,500 287,160 278,640	146,221 70,000 100,000	3,148 6,045 2,877	— 223,025 158,913	(9) (8) (8)	— 150,000 92,000	— — —	44,161 42,577 42,059
M. A. Hynes (5) Senior VP & General Counsel	2002 2001 2000	251,250 237,501 230,004	114,416 65,000 90,000	— — —	— 216,150 158,913	(10) (8) (8)	— 140,000 94,400	— — —	63,566 63,711 53,509

(1)
Mr. Pertz joined the Company on October 1, 1998 as its President and Chief Operating Officer. On October 1, 1999, Mr. Pertz became President and Chief Executive Officer of the Company. Mr. Pertz also became Chairman of the Board on October 24, 2000. Mr. Pertz relinquished the title of President on March 4, 2002, when John J. Ferguson joined the Company as President and Chief Operating Officer.

(2)
Mr. Ferguson joined the Company on March 4, 2002 as its President and Chief Operating Officer.

(3)
Mr. Porter joined the Company on October 5, 2001 as its Executive Vice President and Chief Financial Officer.

(4)
Mr. Hoffman has served as Senior Vice President since 1990.

(5)
Ms. Hynes joined the Company on July 19, 1999 as its Senior Vice President and General Counsel.

(6)
Includes amounts reimbursed during the fiscal year for the payment of taxes.

(7)
Mr. Pertz received an award of 121,960 shares of restricted stock on March 30, 2000, one-third of which vested on each of March 30, 2001 and March 30, 2002, respectively. Mr. Pertz also received awards of restricted stock in 2001 as follows: 50,000 shares on February 28, 2001, one-third of which vested on February 28, 2002; 100,000 shares on July 10, 2001, one-third of which vested on July 10, 2002; and 57,000 shares on November 5, 2001, one-third of which vested on November 5, 2002. No restricted shares were awarded to Mr. Pertz during 2002. At December 31, 2002, Mr. Pertz held 178,654 restricted shares that had an aggregate value of $1,906,238. Each share of restricted stock is entitled to dividends in the same amount as other shares of Common Stock.

(8)
This award vests in one-third increments at the end of each of the first three years following the date of grant, except in the event of a Change in Control as described below under "Employment Agreement" and "Employee Equity-Based Awards."

(9)
Mr. Hoffman received an award of 10,552 shares of restricted stock on March 30, 2000, one-third of which vested on each of March 30, 2001 and March 30, 2002, respectively. Mr. Hoffman also received awards of restricted stock in 2001 as follows: 7,500 shares on February 28, 2001, one-third of which vested on February 28, 2002; and 11,000 shares on November 5, 2001, one-third of which vested on November 5, 2002. No restricted shares were awarded to Mr. Hoffman during 2002. At December 31, 2002, Mr. Hoffman held 15,852 restricted shares that had an aggregate value of $169,141. Each share of restricted stock is entitled to dividends in the same amount as other shares of Common Stock.

(10)
Ms. Hynes received an award of 10,552 shares of restricted stock on March 30, 2000, one-third of which vested on each of March 30, 2001 and March 30, 2002, respectively. Ms. Hynes also received awards of restricted stock in 2001 as follows: 7,000 shares on February 28, 2001, one-third of which vested on February 28, 2002; and 11,000 shares on November 5, 2001, one-third of which vested on November 5, 2002. No restricted shares were awarded to Ms. Hynes during 2002. At December 31, 2002, Ms. Hynes held 15,519 restricted shares that had an aggregate value of $165,588. Each share of restricted stock is entitled to dividends in the same amount as other shares of Common Stock.

(11)
Includes: (i) the value of the benefit for life insurance premiums paid by the Company in fiscal 2002 as follows: Mr. Pertz, $15,095; Mr. Ferguson, $13,373; Mr. Porter, $12,505; Mr. Hoffman, $17,314; and Ms. Hynes, $7,129; (ii) contributions made by the Company to the savings component of the Company's Profit Sharing and Savings Plan in fiscal 2002 as follows: Mr. Pertz, $8,500; Mr. Ferguson, $7,400; Mr. Porter, $9,000; Mr. Hoffman, $9,000; and Ms. Hynes, $9,000; (iii) contributions made by the Company for fiscal 2002 to the profit sharing component of the Company's Profit Sharing and Savings Plan as follows: Mr. Pertz, $15,453; Mr. Ferguson, $19,453; Mr. Porter, $19,453; and Ms. Hynes, $19,453; (iv) contributions made by the Company for fiscal 2002 pursuant to the Company's Restoration Plan (pursuant to which the Company credits to the accounts of certain highly compensated employees amounts that the Company would have contributed to the accounts of such employees under the Company's Profit Sharing and Savings Plan but for limitations imposed by the Internal Revenue Code) as follows: Mr. Pertz, $139,212; Mr. Ferguson, $28,501; Mr. Porter, $42,625; Mr. Hoffman, $8,212; and Ms. Hynes, $18,019; (v) contributions made by the Company for fiscal 2002 pursuant to the Company's defined contribution Supplemental Executive Retirement Plan (which provides certain executives of the Company with retirement benefits in addition to those available under the Profit Sharing and Savings Plan and the Restoration Plan) as follows: Mr. Pertz, $4,910; Mr. Ferguson, $8,080; Mr. Porter, $9,172; Mr. Hoffman, $9,635; and Ms. Hynes, $9,965; and (vi) the amount of relocation expenses paid and reimbursed by the Company in fiscal 2002 as follows: Mr. Ferguson, $74,649; and Mr. Porter, $16,869.

OPTION GRANTS IN THE LAST FISCAL YEAR

        The following table sets forth information with respect to all options to purchase shares of Common Stock granted in 2002 to each of the Named Executive Officers. There were no grants of stock appreciation rights to the Named Executive Officers in 2002.

	Individual Grants				Grant Date Value
Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise Price ($/Share)(3)	Expiration Date	Grant Date Present Value($)(4)
D. A. Pertz	440,000	63%	12.99	1/2/2012	2,516,800
J. J. Ferguson	200,000	28%	13.08	3/4/2012	1,168,000

(1)
The options vest over a three-year period, with one-third of the options becoming exercisable at the end of each of the first three years following the date of grant and with the entire option becoming exercisable at the end of the third year.

(2)
In late 2001, the Board's Compensation Committee deemed it advisable to accelerate the annual stock option grant to eligible employees under the 1988 Option Plan for fiscal year 2002; however, the Committee did not accelerate Mr. Pertz's 2002 stock option grant because he already had received the maximum number of stock options per year provided for under the 1988 Option Plan for purposes of Section 162(m) of the Internal Revenue Code. Mr. Ferguson's stock options were granted in connection with his initial employment by the Company in March 2002.

(3)
Exercise price is the fair market value of the Common Stock on the date of grant, determined by calculating the average of the high and low prices at which the Common Stock is traded on such date, as reflected on the New York Stock Exchange Composite Tape.

(4)
The Black-Scholes option pricing model was used to determine the grant date present value of the options to purchase shares of Common Stock granted in 2002 by the Company. Based on the Black-Scholes model, the present value of each option granted to Mr. Pertz on January 2, 2002 was $5.72 per share, and the present value of each option granted to Mr. Ferguson on March 4, 2002 was $5.84 per share. The material assumptions and adjustments incorporated in the model in estimating the value of the options include the following: (i) option exercise prices of $12.99 and $13.08 for the option grants made on January 2, 2002 and March 4, 2002, respectively, in each case equal to the fair market value of the underlying stock on the date of grant; (ii) an option term of ten years; (iii) interest rates of 5.04% and 5.28% on the option grants made on January 2, 2002 and March 4, 2002, respectively, in each case representing the interest rate on a U.S. Treasury security on the dates of grant with maturity dates corresponding to that of the option term; (iv) volatilities of 46.35% and 46.55% on the option grants made on January 2, 2002 and March 4, 2002, respectively, in each case calculated using daily stock prices for the three-year period prior to the date of grant; (v) dividends at the rate of $0.08 per share representing the annualized dividends paid with respect to a share of Common Stock on January 2, 2002 and March 4, 2002, respectively; and (vi) reductions of approximately 9.79% on the option grants made on January 2, 2002 and March 4, 2002, to reflect the probability of forfeiture due to termination prior to vesting, and approximately 16.49% for the option grant made on January 2, 2002 and approximately 16.34% for the option grant made on March 4, 2002, to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The ultimate values of the options will depend upon the future market price of the Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend upon the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
YEAR-END OPTION VALUES

        The following table sets forth information with respect to all exercises of options to purchase shares of Common Stock in 2002 by each of the Named Executive Officers and all outstanding options to purchase Common Stock held by such individuals as of December 31, 2002.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
Name	Shares Acquired On Exercise(#)	Value Received($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
D. A. Pertz	—	—	569,359	1,523,681	59,500	119,000
J. J. Ferguson	—	—	—	200,000	—	—
J. R. Porter	—	—	116,666	233,334	151,332	302,668
C. S. Hoffman	—	—	260,465	163,335	—	—
M. A. Hynes	—	—	116,599	142,801	—	—

(1)
The value is calculated based on a December 31, 2002 closing stock price of $10.67 as quoted on the New York Stock Exchange Composite Tape, less the relevant exercise price.

Defined Benefit Pension Plans

        The Company maintains a non-contributory qualified defined benefit pension plan which covers certain salaried employees. This pension plan has been amended to provide that no participant will accrue any further benefits under the plan after March 31, 2003. Under the terms of the amended plan, the annual pension to which a participant is entitled at normal retirement age (65) is an amount based on the average annual remuneration for the five consecutive highest paid calendar years out of the ten calendar years immediately preceding retirement or March 31, 2003, if earlier, and years of credited service as of March 31, 2003, up to a maximum of 35 years.

        The Internal Revenue Code requires certain limitations on benefits provided under a qualified retirement plan. To the extent pension benefits otherwise payable under the qualified pension plan's formula exceed the Internal Revenue Code's limitations, the Board has approved a non-qualified plan, the Supplemental Benefit Plan, which provides for payment of amounts in excess of the Internal Revenue Code's limitations from the Company's operating funds to its participants.

        Mr. Hoffman is the only Named Executive Officer who participates in the qualified defined benefit pension plan or the Supplemental Benefit Plan. Based upon his 29 years of credited service and his final average annual remuneration of $342,129, the estimated total annual pension benefit that is payable to Mr. Hoffman for life at normal retirement, calculated without regard to the Internal Revenue Code limitations, is $163,497. For purposes of this calculation, annual remuneration includes salary and 50% of the bonus paid during a fiscal year. The Summary Compensation Table shows salary and bonus earned for each applicable fiscal year. Mr. Hoffman's covered compensation under the pension plans for 2002 is $347,500 (which is the sum of his base salary as reported in the Summary Compensation Table for 2002 plus 50% of his bonus reported in the Summary Compensation Table for 2001). If elected, a joint and survivor annuity form of pension would, on an actuarial basis, reduce benefits to Mr. Hoffman but provide benefits to a surviving beneficiary. Additionally, Mr. Hoffman may elect to receive his pension benefit in the form of a one-time lump sum present value payment. Mr. Hoffman's pension benefit is not subject to any deduction for Social Security benefits or other offsets.

        Effective January 1, 1998, the Company added a profit sharing provision to the Profit Sharing and Savings Plan. The Profit Sharing and Savings Plan, a defined contribution plan, became the primary retirement vehicle for all employees not covered by a collective bargaining agreement who were either

(1) not participants in the qualified defined benefit pension plan or (2) hired on or after January 1, 1998. Employees who were participants in the qualified defined benefit pension plan as of December 31, 1997 were given the option of remaining in such plan, or of becoming a participant in the Profit Sharing and Savings Plan effective January 1, 1998. All Named Executive Officers except Mr. Hoffman participated in the Profit Sharing and Savings Plan in 2002, and Mr. Hoffman commenced participation in the Profit Sharing and Savings Plan in 2003.

Employment Agreement

        The Company has an employment agreement with Mr. Pertz that commenced on September 15, 1998. The agreement extends to September 15, 2003 and is thereafter automatically extended on an annual basis until terminated by Mr. Pertz or the Company. The agreement terminates in the event of Mr. Pertz's death or disability. In the event of disability, he is entitled to base salary through the unexpired term of the agreement or, if earlier, his eligibility for retirement benefits. The Company may also terminate the agreement with or without "cause" (as defined in the agreement). In the event of termination by the Company without cause, Mr. Pertz is entitled to severance benefits equal to three times his then-current base salary, three times his target bonus under the MICP for the year in which the termination occurs and three times his 1998 award (as annualized) under the IMC Global Inc. 1996 Long-Term Incentive Plan (the "1996 LTIP"). (The 1996 LTIP was terminated effective March 30, 2000.) Mr. Pertz is also entitled to continued participation at active employee rates in medical, dental, life and disability plans for up to three years. In addition, the vesting of his outstanding stock options and restricted stock awards is accelerated, and such options remain exercisable for two years following termination. His balance in the Supplemental Executive Retirement Plan (the "SERP") also becomes fully vested. Mr. Pertz may also terminate the agreement for "good reason" as defined in the agreement. In the event of termination by Mr. Pertz for good reason, he is entitled to receive severance benefits as if he were terminated by the Company without cause. As of March 1, 2003, the amount of cash severance payments to Mr. Pertz in the event of termination by the Company without cause or by Mr. Pertz for good reason is estimated to be $7,875,394. In the event of termination of Mr. Pertz's employment upon expiration of the agreement or by mutual agreement, Mr. Pertz is entitled to two-thirds of the amount of severance payments to which he would be entitled upon termination by the Company without cause. In connection with a July 2001 amendment, Mr. Pertz was granted an option to purchase 175,000 shares of Common Stock and 100,000 shares of restricted stock.

        The agreement requires Mr. Pertz to devote full time to the performance of such duties as are commensurate with his position and as may be assigned to him by the Board. Pursuant to the agreement, Mr. Pertz has agreed not to compete with the Company for the period ending three years after his termination of employment. During such non-competition period, Mr. Pertz is prohibited from rendering services to any business enterprise producing and distributing potash, phosphate, animal feed ingredients or salt. In addition, Mr. Pertz is prohibited from soliciting, in competition with the Company, any client, customer or prospect of the Company and from soliciting any employee or agent of the Company to enter into any employment, agency or other relationship in competition with the Company.

        The agreement provides for compensation of not less than $600,000 per year in base salary, an annual bonus under the MICP (with a target bonus of at least 60% of base salary), the opportunity to earn long-term incentive awards under the 1988 Option Plan (with an annual target award for stock options and/or restricted stock equal to the number of shares required to keep Mr. Pertz's total compensation in line with the Company's stated philosophy for executive compensation) and retirement benefits in the form of participation in the Profit Sharing and Savings Plan, the Restoration Plan and the SERP. Pursuant to the agreement, Mr. Pertz was granted initial stock option awards of options to purchase (a) 320,000 shares of Common Stock, vesting in three annual installments, and (b) 180,000 shares of Common Stock vesting on August 28, 2003 or, if earlier, in increments of one-third with the first third vesting on the date on which the fair market value of the Common Stock is at least $30.00 per share, the second vesting on the date on which the fair market value of the Common Stock is at least $35.00 per share and the third vesting on the date on which the fair market value of the Common Stock is at least $40.00 per share (but in no event before one year from the date of grant of the option and no more than 50% during the second year following the date of grant). In addition, the agreement provides for (a) payment of a country club membership up to a maximum initiation fee of $50,000 and monthly dues of $500, (b) reimbursement of financial, tax and estate planning advice expenses up to $7,500 per year and (c) reimbursement of legal fees incurred in preparing his employment agreement. Mr. Pertz is also entitled to other employee benefits and perquisites that are available generally to senior management of the Company.

        Following a "Change in Control" of the Company (as defined below), the agreement provides for Mr. Pertz to continue in the employ of the Company with a position, authority and responsibility commensurate with his position, authority and responsibility before the Change in Control for a period of three years. Mr. Pertz is entitled to an undiminished base salary, to participate in annual and long-term incentive, stock option, restricted stock and other compensation and benefit plans that provide opportunities to receive compensation equal to the greater of the opportunities provided to executives of the Company with comparable duties or those to which he was entitled immediately prior to the Change in Control, and to participate in retirement plans providing benefits at least equal to those under the Company retirement plans in effect prior to the Change in Control. In the event of termination of Mr. Pertz's employment other than due to death, disability, cause, mandatory retirement or voluntary resignation at any time within the period commencing 90 days prior to a Change in Control and ending three years following such Change in Control, he is entitled to severance payments and benefits substantially similar to those described above in the event of termination by the Company without cause, except that (x) his outstanding options remain exercisable for three years following termination and (y) he is entitled to a lump sum cash payment equal to (1) the unvested portion, if any, of his account balance under the Company's Profit Sharing and Savings Plan and (2) the contributions he would have received under the SERP, Profit Sharing and Savings Plan and Restoration Plan (for the year in which termination occurs) had he remained employed through the end of such year, all reduced pro rata for the portion of the year not completed by Mr. Pertz. In exchange for these Change in Control severance payments and benefits, Mr. Pertz has agreed not to compete with the Company for a period of three years following termination.

        A "Change in Control" of the Company means certain acquisitions of 20% or more of the Common Stock, a change in a majority of the Board of Directors, or the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (unless, among other conditions, the Company's stockholders receive more than 60% of the stock of the surviving company) or the approval by stockholders of a liquidation or dissolution of the Company.

        Certain provisions of the Internal Revenue Code impose a 20% excise tax upon an executive of a corporation and deny federal income tax deductibility to the corporation as to a significant portion of the compensation payments made to an executive because of a Change in Control, if such payments as a whole exceed three times the executive's average annual base and incentive compensation for the most recent five years before the year in which the Change in Control occurs. The amounts estimated to be payable under the aforesaid agreement could be large enough to subject Mr. Pertz to the excise tax and to deprive the Company of a deduction. The agreement provides that, if an excise tax were imposed, the Company will provide Mr. Pertz with "grossed up" reimbursement, including any tax payable on such additional amounts paid to him.

        If a Change in Control were to occur and termination of Mr. Pertz's employment were to occur within three years thereafter other than due to death, disability, cause, mandatory retirement or voluntary resignation, the amount of cash that would be payable in respect of this agreement is estimated (as of March 1, 2003 and excluding any "grossed-up" reimbursements for taxes) to be $7,931,494.

Severance Agreements

        In order to provide senior executives with appropriate assurances to continue to perform their duties and responsibilities and thereby promote the stability of the Company, the Company has executive severance agreements (the "Executive Severance Agreements") with Messrs. Ferguson, Porter and Hoffman, Ms. Hynes and Stephen P. Malia, Senior Vice President, Human Resources, of the Company. The Executive Severance Agreements provide for non-competition agreements and severance and Change in Control payments and benefits generally similar to those under Mr. Pertz's employment agreement described above in the event of termination of employment by the Company without "cause" or by the executive for "good reason" except that, absent a Change in Control, a severance payment would be equal to two times base salary and two times bonus under the MICP (as opposed to three times base salary, bonus and 1996 LTIP award amounts) and there is no accelerated vesting of outstanding equity-based awards; however, vested options remain exercisable for two years following termination. The agreements also provide for continuation of medical, dental, life and disability plans for up to two years.

        In addition, the Company maintains the Amended and Restated Management Deferred Compensation Plan (the "Deferred Compensation Plan") under which certain key employees may defer various components of their compensation, including base salary, annual bonus, stock option gains, restricted stock units and amounts credited under the Company's Restoration Plan, and the Company may make discretionary contributions for the benefit of any or all participants. Company contributions, if any, under the Deferred Compensation Plan are subject to vesting requirements. Upon a Change in Control, any unvested account balances under the Deferred Compensation Plan become fully vested. In order to provide assets from which to fulfill the obligations to the participants under the Deferred Compensation Plan, as well as under the Company's Amended and Restated Non-Employee Director Deferred Compensation Plan and the SERP, the Company has established a grantor trust (the "Trust") with Wilmington Trust Company (the "Trustee") to which the Company and its subsidiaries may, in their discretion, contribute cash or other property to provide for the benefit payments under such plans. In the event of a Change in Control, the Trustee, in its discretion, may compel contributions to be made to the Trust to make up for any shortfall between (i) the anticipated benefit obligations and administrative expenses that are to be paid under such plans and Trust and (ii) the assets of the Trust fund. The assets of the Trust are subject to the claims of the Company's creditors.

        The Company also has entered into key manager severance agreements with certain other executive officers and other key employees of the Company. Under these agreements, the executives are entitled to receive severance and Change in Control payments and benefits similar to those provided under the Executive Severance Agreements except that (i) severance payments are limited to one year of pay in both pre and post Change in Control termination situations and are contingent upon abiding by one-year non-competition obligations and (ii) certain such agreements do not provide "grossed up" reimbursement in the event an excise tax is imposed.

        As of March 1, 2003, the amount of cash severance payments to Messrs. Ferguson, Porter and Hoffman, Ms. Hynes and Mr. Malia in the event of termination by the Company without cause or by the executive for good reason prior to a Change in Control is estimated to be $1,575,000, $1,353,000, $992,000, $790,500 and $775,000, respectively. If a Change in Control were to occur and termination of the executives' employment were to occur within three years thereafter other than due to death, disability, cause, mandatory retirement or voluntary resignation, the amount of cash that would be payable in respect of these agreements is estimated (as of March 1, 2003 and excluding any "grossed-up" reimbursements for taxes) to be $2,390,033, $2,073,544, $1,488,000, $1,279,590 and $1,236,188 for Messrs. Ferguson, Porter and Hoffman, Ms. Hynes and Mr. Malia, respectively.

Employee Equity-Based Awards

        In the event of a Change in Control, all outstanding options and SARs under the 1988 Option Plan will become exercisable in full, all restricted stock awards will vest, and each option, SAR and restricted stock award will represent a right to acquire the appropriate number of shares of common stock received in the merger or similar transaction.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of the Board of Directors of the Company is comprised of Messrs. Bentele, Mathis and Thomas. No Compensation Committee interlocks nor insider participation occurred in 2002.

THE ANNUAL MEETING

Proxies and Voting at the Annual Meeting

        As of the close of business on March 31, 2003 (the "Record Date"), there were 115,166,137 shares of Common Stock which may be voted at the Annual Meeting. Only holders of record of the Common Stock at the close of business on the Record Date shall be entitled to notice of, and to vote at, the Annual Meeting. Each issued and outstanding share of Common Stock is entitled to one vote.

        Shares represented by proxies will be voted in accordance with directions given on the proxy card by a stockholder. Any properly executed and returned proxy not specifying to the contrary will be voted (i) for the election of the Board's nominees for Director, (ii) in favor of ratifying the appointment of the independent auditors and (iii) in the discretion of the holder of proxies as to any other matter that is properly presented at the Annual Meeting. A stockholder giving a proxy has the right to revoke it at any time before it has been voted at the Annual Meeting.

        A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote stock held in a street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.

        A stockholder may, with respect to the election of Directors, (i) vote for all such nominees named herein, (ii) withhold authority to vote for all such nominees or (iii) vote for all such nominees other than any nominee with respect to whom the stockholder withholds authority to vote. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote in the election of Directors is required to elect Directors. Accordingly, if a quorum is present at the meeting, the person standing for election for the class of Directors whose term expires at the 2004 Annual Meeting, the person standing for election for the class of Directors whose term expires at the 2005 Annual Meeting and the three persons standing for election for the class of Directors whose term expires at the 2006 Annual Meeting who receive the greatest number of votes will be elected to serve as Directors. Therefore, withholding authority to vote for one or more Directors and non-voted shares with respect to the election of Directors will not affect the outcome of the election of Directors. A stockholder may, with respect to each other matter specified in the notice of the meeting, (i) vote "FOR," (ii) vote "AGAINST" or (iii) "ABSTAIN" from voting. If a quorum is present at the Annual Meeting, approval of each matter other than the election of Directors requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on such matter. An abstention with respect to such matter has the legal effect of a vote against such matter. Non-voted shares with respect to such matter will not affect the determination of whether such matter is approved.

        Proxies are solicited by the Board of Directors and management to assure that stockholders who are unable to attend the Annual Meeting have the opportunity nonetheless to cast a vote on the issues to come before the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegrams by Directors, officers and employees of the Company. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company has retained Morrow & Co., Inc. to aid in the solicitation, at an estimated cost of $7,000, plus expenses. The cost of all proxy solicitations, including payments to Morrow & Co., Inc., will be borne by the Company.

        The giving of the proxy does not affect the right to vote in person should the stockholder be able to attend the Annual Meeting. Such proxy may be revoked at any time prior to the effective exercise thereof by the execution of a subsequent proxy or, if the stockholder attends the Annual Meeting and wishes to vote in person, by notifying the Corporate Secretary at the Annual Meeting of his or her intention to so vote. Prompt execution and return of the proxy card is requested in order to assure the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting, which is required for a quorum.

Matters to Be Considered at the Annual Meeting

I. Election of Directors

        The Board of Directors of the Company currently consists of eight members. One of the eight members of the Board is also an employee of the Company. Douglas A. Pertz is Chairman and Chief Executive Officer of the Company. The Board is divided into three classes with staggered terms of three years each, so that the term of one class expires at each Annual Meeting of Stockholders.

        Three Directors currently serve in the class of Directors whose term expires at the Annual Meeting. Harold H. MacKay and Pamela B. Strobel, each of whom is currently serving in the class of Directors whose term expires at the 2003 Annual Meeting, will stand for re-election at the Annual Meeting for a three-year term expiring in 2006. Richard L. Thomas, who is also currently serving in the class of Directors whose term expires at the 2003 Annual Meeting, has reached the Board's mandatory retirement age but has agreed to serve as a Director for one additional year at the request of the Board. Accordingly, Raymond F. Bentele, who is currently serving in the class of Directors whose term expires at the 2004 Annual Meeting, has agreed to stand for re-election at the Annual Meeting to a new three-year term as a member of the class of Directors whose term expires in 2006, while Mr. Thomas is standing for re-election at the Annual Meeting as a member of the class of Directors whose term expires at the 2004 Annual Meeting.

        In March 2003, the Board increased the size of the Board from eight to nine members and nominated Bernard M. Michel, who is not currently serving as a Director of the Company, to stand for election at the Annual Meeting. In order to achieve balance among the classes of Directors, Mr. Michel is standing for election for a two-year term as a member of the class of Directors whose term expires at the 2005 Annual Meeting.

        It is intended that the shares represented by the proxies named on the enclosed proxy card will be voted, unless authorization to do so is withheld, in favor of the election of Mr. Thomas to serve until the Annual Meeting of Stockholders in 2004 or until his successor has been duly elected and qualified; in favor of the election of Mr. Michel to serve until the Annual Meeting of Stockholders in 2005 or until his successor has been duly elected and qualified; and in favor of the election of Messrs. MacKay and Bentele and Ms. Strobel to serve until the Annual Meeting of Stockholders in 2006 or until their respective successors have been duly elected and qualified. Directors shall be elected by a plurality of the votes of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote in the election.

        With the exception of Mr. Michel, all nominees are currently members of the Board. If one or more nominees should become unavailable to serve as a Director, it is intended that shares represented by the enclosed proxy card will be voted for such substitute nominee or nominees as may be selected by the Board.

        The names of the nominees for Director and of those Directors continuing in office, their ages, their principal occupations during the past five years, certain other directorships held, their length of service, if any, on the Board and their service, if any, on any committees of the Board are set forth below.

NOMINEE FOR ELECTION AS A DIRECTOR FOR A TERM EXPIRING IN 2004

Richard L. Thomas
Age 72. Retired Chairman of First Chicago NBD Corporation and The First National Bank of Chicago. Mr. Thomas is also a director of The PMI Group, Inc., The Sabre Group Holdings, Inc., Sara Lee Corporation and Exelon Corporation. Mr. Thomas is a trustee of Rush-Presbyterian-St. Luke's Medical Center (Chicago) and Kenyon College, and a life trustee of the Chicago Symphony Orchestra and Northwestern University. Mr. Thomas has served as a Director of the Company since June 1996. Mr. Thomas currently serves as Chair of the Compensation Committee and also serves as a member of the Executive Committee and the Corporate Governance and Nominating Committee.

NOMINEE FOR ELECTION AS A DIRECTOR FOR A TERM EXPIRING IN 2005

Bernard M. Michel
Age 65. Recently retired Chair of Cameco Corporation ("Cameco"), an international mining company which is a supplier, refiner and converter of uranium, a partner in the generation of nuclear electricity and a gold producer, having served in this position from April 1993 through March 2003. From April 1993 through December 2002, Mr. Michel served as Chair of the Board and Chief Executive Officer of Cameco. Mr. Michel is Chairman of the Board of Directors of Bruce Power Inc., an electric utility company operating six nuclear reactors in Ontario, Canada. He is also a director of IPSCO Inc.

NOMINEES FOR ELECTION AS A DIRECTOR FOR A TERM EXPIRING IN 2006

Raymond F. Bentele
Age 66. Retired President and Chief Executive Officer, Mallinckrodt Inc., having served in that capacity from 1982 to 1992. Mr. Bentele was Executive Vice President of Mallinckrodt Group Inc. (formerly known as IMCERA Group Inc.) from 1989 until his retirement. He is also a director of the AMCON Distributing Company, Kellwood Company, Leggett & Platt Inc. and was previously a director of IMC Global from 1990 to 1991. Mr. Bentele has served as a Director of the Company since June 1994. Mr. Bentele currently serves as Chair of the Executive Committee and as such serves as the Board's lead Director. In addition, Mr. Bentele serves as Chair of the Audit Committee and also serves as a member of the Compensation Committee.

Harold H. MacKay
Age 62. Partner of the law firm MacPherson Leslie & Tyerman LLP ("MacPherson") in Regina, Saskatchewan, Canada. Mr. MacKay is presently serving as the Clifford Clark policy advisor to the Department of Finance of Canada. From January 1997 to February 2003, Mr. MacKay was Chair of MacPherson. Mr. MacKay was Chair of the Task Force on the Future of the Canadian Financial Services Sector in 1997 and 1998 and is Chair of the Saskatchewan Institute of Public Policy. Mr. MacKay previously served as a director of The Vigoro Corporation ("Vigoro") from November 1993 until March 1996 and has served as a Director of the Company since March 1996. Mr. MacKay currently serves as Chair of the Corporate Governance and Nominating Committee and also serves as a member of the Executive Committee and the Environmental, Health and Safety Committee.

Pamela B. Strobel
Age 50. Chairman and Chief Executive Officer of Exelon Energy Delivery Company ("Exelon Energy Delivery"), an energy and gas distribution company. Ms. Strobel also serves as Executive Vice President of Exelon Corporation, the parent of Exelon Energy Delivery, and as Chairman of Commonwealth Edison Company ("ComEd") and PECO Energy Company ("PECO"). Ms. Strobel served as Vice Chair and Chief Executive Officer of Exelon Energy Delivery from October 2001 to April 2002. From October 2000 to October 2001, Ms. Strobel served as President of Exelon Energy Delivery and Vice Chair of ComEd. Prior to the merger of Unicom Corporation ("Unicom") and PECO in October 2000 which resulted in the formation of Exelon Corporation, Ms. Strobel served as Executive Vice President of Unicom and ComEd from May 2000 to October 2000. From June 1993 to May 2000, she held various positions as General Counsel of Unicom and ComEd. Ms. Strobel is a director of The Sabre Group Holdings, Inc. She is also a trustee of Rush-Presbyterian-St. Luke's Medical Center (Chicago), the Ravinia Festival Association, The Joffrey Ballet of Chicago and Windows To The World Communications, Inc. Ms. Strobel has served as a Director of the Company since June 1999. Ms. Strobel currently serves as a member of the Audit Committee and the Environmental, Health and Safety Committee.

DIRECTORS CONTINUING IN OFFICE

James M. Davidson, Ph.D.
Age 68. Vice President Emeritus, University of Florida. Dr. Davidson joined the University of Florida, Gainesville, Florida in 1974, became Professor and Assistant Dean for Research in 1979, Professor and Dean for Research, Institute of Food and Agricultural Sciences, and Director, Florida Agricultural Experiment Station in 1986 and Vice President for Agriculture and Natural Resources in 1992. He retired from the University of Florida in 1998. Dr. Davidson has served as a Director of the Company since July 1991, and his term expires in 2005. Dr. Davidson currently serves as a member of the Audit Committee and the Environmental, Health and Safety Committee.

David B. Mathis
Age 64. Chairman and Chief Executive Officer of Kemper Insurance Companies since 1996. Mr. Mathis has been employed by Kemper since 1960 in management positions of successively increasing importance. He is currently a director of Kemper Insurance Companies. Mr. Mathis also serves as the Chairman of the board of trustees of Lake Forest College and is an advisory board member of the J. L. Kellogg Graduate School of Management of Northwestern University. He also serves on the board of directors of Thomas Group, Inc., the American Insurance Association, The Chicago Council on Foreign Relations and The Association of Governing Boards of Universities and Colleges. Mr. Mathis also serves on the board of trustees of the Chicago Symphony Orchestra and the Museum of Science and Industry. Mr. Mathis has served as a Director of the Company since February 1995, and his term expires in 2005. Mr. Mathis currently serves as a member of the Compensation Committee and the Corporate Governance and Nominating Committee.

Donald F. Mazankowski
Age 67. Now retired from politics, Mr. Mazankowski served as Canada's Minister of Finance from 1991 to 1993 and Minister of Agriculture from 1988 to 1991. From 1986 to 1993, he served as Canada's Deputy Prime Minister and President of the Queen's Privy Council. Mr. Mazankowski is a director of the Weyerhaeuser Company, Shaw Communications Inc., Power Corporation of Canada, Power Financial Corporation, The Great West Life Assurance Co., Great West Lifeco, Investors Group Inc., Canadian Oil Sands Trust and Atco Ltd. Mr. Mazankowski previously served as a director of Vigoro from February 1994 until March 1996 and has served as a Director of the Company since October 1997. His term expires in 2004. Mr. Mazankowski currently serves as Chair of the Environmental, Health and Safety Committee and also serves as a member of the Executive Committee and the Audit Committee.

Douglas A. Pertz
Age 48. Chairman and Chief Executive Officer of the Company since March 2002. From October 2000 to March 2002, Mr. Pertz served as Chairman, President and Chief Executive Officer of the Company, and from October 1999 to October 2000, Mr. Pertz served as President and Chief Executive Officer of the Company. Mr. Pertz served as President and Chief Operating Officer of the Company from October 1998 to October 1999. Prior to joining the Company, Mr. Pertz served from 1995 to 1998 as President and Chief Executive Officer and as a director of Culligan Water Technologies, Inc., a leading manufacturer and distributor of water purification and treatment products. Mr. Pertz is a director of Compass Minerals Group, Inc. Mr. Pertz has served as a Director of the Company since October 1998, and his term expires in 2004. Mr. Pertz currently serves as a member of the Executive Committee.

        The Board of Directors recommends a vote FOR the election of the five nominees listed above (Proposal No. 1 on the proxy card).

II.  Ratification of the Appointment of Independent Auditors

        On February 18, 2003, the Board of Directors, upon recommendation of the Audit Committee, appointed Ernst & Young LLP ("Ernst & Young") as independent auditors to examine and report on the financial statements of the Company and its subsidiaries and affiliates for the fiscal year ending December 31, 2003, subject to stockholder approval at the Annual Meeting.

        During the fiscal year ended December 31, 2002, Ernst & Young provided the Company with audit, audit-related and tax compliance and planning services. The Company incurred the following fees for services performed by Ernst & Young for fiscal year 2002:

Audit Fees		$947,000
All Other Fees
Audit-Related Fees	$893,000
Tax Compliance and Planning Fees	2,907,000

Total All Other Fees		3,800,000
Financial Information Systems Design and Implementation Fees		0

Total Fees		$4,747,000

        The Audit Committee of the Board of Directors has concluded that none of the services provided by Ernst & Young has impaired Ernst & Young's independence.

        Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of the stockholders.

        Ratification of the appointment of Ernst & Young as independent auditors requires the affirmative vote of a majority of the shares of the Company's Common Stock represented at the meeting in person or by proxy.

        The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company (Proposal No. 2 on the proxy card).

MISCELLANEOUS INFORMATION

        The Board of Directors and management know of no matters which will be presented for consideration at the Annual Meeting other than those stated in the notice of Annual Meeting and described in this Proxy Statement.

Discretionary Voting Authority

        If any matter properly comes before the Annual Meeting, the persons named in the accompanying proxy card will vote such proxy in accordance with their judgment regarding such matters, including the election of a Director or Directors other than those named herein if an emergency or unexpected occurrence makes the use of discretionary authority necessary, and also regarding matters incident to the conduct of the Annual Meeting.

Stockholder Proposals and Nominations for the 2004 Annual Meeting of Stockholders

        The Corporate Governance and Nominating Committee considers stockholder recommendations of future nominees for election to the Board of Directors. The Amended and Restated By-Laws of the Company establish an advance notice procedure for stockholder proposals which provides that a stockholder wishing to nominate a candidate for election to the Board or wishing to bring business before an annual meeting is required to give written notice to the Corporate Secretary of the Company of his or her intention to make such a nomination. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given written notice thereof to the Corporate Secretary, delivered or mailed to and received at the principal executive offices of the Company not less than 75 days nor more than 100 days prior to the meeting, or if less than 70 days' notice of the meeting or prior public disclosure of the date of the meeting is given or made to stockholders, not later than the close of business on the 10th day following the day on which the notice of the meeting was mailed or, if earlier, the day on which such public disclosure was made. A notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. The Company may require that the proposed nominee furnish other information to determine that person's eligibility to serve as a Director. A nomination which does not comply with the above procedure will be disregarded. Stockholders at the 2003 Annual Meeting may consider stockholder proposals or nominations brought by a stockholder of record on March 31, 2003, who is entitled to vote at the 2003 Annual Meeting and who has given the Company timely written notice, in proper form, of the stockholder's proposal or nomination. A stockholder proposal or nomination intended to be brought before the 2003 Annual Meeting must have been received by the Corporate Secretary on or after February 5, 2003 and on or prior to April 14, 2003. No such proposals or nominations have been received. The 2004 Annual Meeting of Stockholders is expected to be held on May 14, 2004. A stockholder proposal or nomination intended to be brought before the 2004 Annual Meeting must be received by the Company on or after February 4, 2004 and on or prior to February 29, 2004. Proposals for inclusion in the Company's proxy material for the 2004 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the proxy rules of the SEC are not subject to the requirements described above. Such proposals must be received by December 13, 2003 and meet the other requirements of Rule 14a-8 to be eligible for inclusion in the proxy material for the 2004 Annual Meeting of Stockholders.

        Proposals should be sent to the Corporate Secretary of the Company, 100 South Saunders Road, Suite 300, Lake Forest, Illinois 60045-2561.

By Order of the Board of Directors

Rose Marie Williams
Corporate Secretary

April 11, 2003

DIRECTIONS TO IMC GLOBAL'S HEADQUARTERS OFFICES

        IMC Global's headquarters are located at 100 South Saunders Road, Lake Forest, Illinois. The general telephone number is 847-739-1200.

General

        The meeting will be held on the fourth floor in the Company's Multi-Purpose Room. When exiting the elevators on the fourth floor, please turn to the left and register at the registration table before proceeding through the glass doors to the Multi-Purpose Room.

From the North:

I-94 East (southbound/Indiana); exit at Route 60 (Town Line Road); East (or left) two blocks on Route 60 (Town Line Road) to Saunders Road; South (or right) on Saunders Road; turn right at the first opportunity to enter the building's parking lot.

From the West:

I-90 East (Chicago) to I-294 North/Tri-State Tollway (Milwaukee, WI), merging into I-94 West (northbound); exit at Route 60 (Town Line Road); East (or right) one block on Route 60 (Town Line Road) to Saunders Road; South (or right) on Saunders Road; turn right at the first opportunity to enter the building's parking lot.

From the South:

I-294 North/Tri-State Tollway (Milwaukee, WI), merging into I-94 West (northbound); exit at Route 60 (Town Line Road); East (or right) one block on Route 60 (Town Line Road) to Saunders Road; South (or right) on Saunders Road; turn right at the first opportunity to enter the building's parking lot.

From Downtown Chicago:

I-90/I-94 West (O'Hare/Rockford) to I-294 North/Tri-State Tollway (Milwaukee, WI), merging into I-94 West (northbound); exit at Route 60 (Town Line Road); East (or right) one block on Route 60 (Town Line Road) to Saunders Road; South (or right) on Saunders Road; turn right at the first opportunity to enter the building's parking lot.

From O'Hare Car Rental Area:

From Mannheim Road, South of O'Hare....take Irving Park East to I-294 North/Tri-State Tollway (Milwaukee, WI), merging into I-94 West (northbound); exit at Route 60 (Town Line Road); East (or right) one block on Route 60 (Town Line Road) to Saunders Road; South (or right) on Saunders Road; turn right at the first opportunity to enter the building's parking lot.

From Mannheim Road, North of O'Hare, go South on Mannheim Road back to main road entering O'Hare. Proceed South on Dorothy Coleman Drive to I-90 East (Chicago). Continue to I-294 North/Tri-State Tollway (Milwaukee, WI), merging into I-94 West (northbound); exit at Route 60 (Town Line Road); East (or right) one block on Route 60 (Town Line Road) to Saunders Road; South (or right) on Saunders Road; turn right at the first opportunity to enter the building's parking lot.

Parking

        You are invited to park in any space that is marked "Reserved—IMC Global" or in any undesignated space.

APPENDIX A

CHARTER OF
THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF IMC GLOBAL INC.

A.	Name
There shall be a committee of the Board of Directors (the "Board") of IMC Global Inc. (the "Company") called the Audit Committee (the "Committee").
B.	Purpose of Committee

The purpose of the Committee is to (i) assist the Board in its oversight of (a) the integrity of the Company's financial statements, (b) the Company's compliance with legal and regulatory requirements and (c) the performance of the Company's internal auditing department; (ii) appoint (subject to stockholder ratification), retain, approve compensation, review independence and qualifications and oversee all audit and allowable non-audit work of the Company's external auditor (the "independent auditor"); (iii) prepare the report of the Committee required to be included in the Company's annual proxy statement; and (iv) perform such other duties as assigned to it from time to time by the Board. In addition to fulfilling the oversight roles, responsibilities and accountabilities outlined in this Charter for the Company, the Committee shall also fulfill these oversight roles, responsibilities and accountabilities for Phosphate Resource Partners Limited Partnership, a Delaware limited partnership of which the Company is the administrative managing general partner.

In carrying out its oversight role, the Committee and Board recognize that the Company's management is responsible for (1) implementing and maintaining internal controls and disclosure controls; (2) the preparation, presentation and integrity of the Company's financial statements; and (3) the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditor reports directly to the Committee and is responsible for auditing the Company's annual financial statements and for reviewing the Company's unaudited interim financial statements. The Committee also recognizes that the Company's financial management, as well as the independent auditor and internal auditor, have more time, knowledge and detailed information about the Company's financial accounting practices and policies and the application of generally accepted accounting principles to the Company's financial statements, than do the Committee members. Consequently, while carrying out its oversight responsibilities, the Committee is not serving as an auditor, and it is not the duty of the Committee to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Therefore, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditor's work.

1a

C.	Committee Membership

The Committee members shall be appointed by the Board, on the recommendation of the Corporate Governance and Nominating Committee, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine. The Committee shall be composed of three or more directors who meet the audit committee membership requirements of the New York Stock Exchange (the "NYSE") Listing Standards. Therefore, each member of the Committee must be independent of management and the Company and financially literate. In addition, at least one member shall be an "audit committee financial expert" pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Director compensation is the only compensation that an Audit Committee member may receive from the Company. The Board shall make determinations as to whether a particular director satisfies the requirements for membership on the Committee. No director who serves on the audit committee of more than two other public companies shall be eligible to serve as a member of the Committee.
D.	Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson (the "Chair"). The Committee shall meet at least four times a year, with further meetings to occur when deemed necessary or desirable by the Committee or its Chair. The Committee may meet in person or by telephone or videoconference and may take action by written consent.

The Committee, in carrying out its oversight role, duties and responsibilities, believes that its policies and procedures should remain flexible, in order to best react to changing events, conditions and circumstances.
E.	Committee Duties and Responsibilities
The Committee shall:
1.
Be directly responsible for the appointment (subject to stockholder ratification), retention, compensation and oversight of the work of the independent auditor, including resolution of disagreements between management and the independent auditor.
2.
Review and concur with management's appointment, retention and compensation of the Company's Director, Internal Audit & Compliance (the "internal auditor"). The internal auditor reports directly to the Committee and the Company's Chief Financial Officer.
3.
Establish and implement policies and procedures for pre-approval of allowable services, as prescribed by law or regulation, provided by the independent auditor that safeguard the continued independence of the independent auditor. The Company will not hire its independent auditor to perform any services that are prohibited by the Securities and Exchange Commission (the "SEC"). The Committee may delegate pre-approval authority for non-audit services to the Chair of the Committee; however, his/her decisions must be presented to the full Committee at its next scheduled meeting.
4.
Receive, review and discuss with the independent auditor, at least annually, the independent auditor's formal written report that describes (a) the independent auditor's internal quality control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues and (c) all relationships between the independent auditor and the Company (to assess the auditor's independence). The Committee will evaluate the qualifications, performance and independence of the independent auditor, including a review and evaluation of the lead partner of the independent auditor.

1b

5.	Ensure that the independent auditor's audit partners are timely rotated as required by law and regulations.
6.	Set and monitor compliance with hiring policies for employees or former employees of the independent auditor that meet regulations, laws and NYSE listing standards.
7.
Discuss with the independent auditor and internal auditor the scope and plans for their respective audits, including the adequacy of staffing and budget. The Committee will also meet with the independent auditor and internal auditor, with and without management present, to openly discuss (a) the results of their audits and quarterly reviews; (b) any difficulties encountered in the course of their work, including any restrictions on the scope of activities or access to required information; (c) management's response to audit issues; and (d) any disagreements with management.
8.
Review with management, the internal auditor and independent auditor the quality and adequacy of the Company's system of internal accounting, financial, disclosure and operation controls, including policies, procedures and systems to assess, monitor and manage business risks. In addition, the Committee will evaluate the appropriateness and timeliness of the disposition of any recommendations for improvements in internal controls and procedures.
9.
Discuss with management earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussions may, in the discretion of the Committee, be done generally (i.e., by discussing the types of information to be disclosed and the type of presentation to be made) and need not be in advance of each earnings release or each instance in which the Company gives earnings guidance.
10.
Review and discuss with management and the independent auditor the quarterly and annual financial statements and disclosures made under Management's Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company's Forms 10-Q, Forms 10-K and annual report (prior to filing with the SEC and releasing to stockholders). Such discussion shall include (a) the independent auditor's judgment about the quality, not just the acceptability, of accounting principles applied by the Company; (b) the reasonableness of significant judgments; (c) the clarity and completeness of the financial statement disclosure; (d) any accounting adjustments that were noted or proposed by the independent auditor but were passed (as immaterial or otherwise); and (e) any communications between the audit team and the independent auditor's national office relating to accounting or auditing issues encountered during the audit. While the normal practice will be for the Committee to review the Company's Forms 10-Q, Forms 10-K and annual report, the Chair of the Committee may represent the entire Committee for the purposes of reviewing quarterly financial statements and disclosures (Forms 10-Q). The Committee shall make a recommendation to the Board as to whether the annual audited financial statements should be included in the Company's Form 10-K.
11.	Review disclosures related to any insider and affiliated party transactions and any off-balance sheet structures.

1c

12.
Receive, review and discuss prior to filing the Company's Form 10-K with the SEC a report from the independent auditor on (a) all critical accounting, reporting and disclosure policies and practices of the Company; (b) all material alternative treatments of financial information within generally accepted accounting principles ("GAAP") that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor; (c) other material written communications between the independent auditor and management; and (d) any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. Such discussion shall also include any significant changes in the Company's selection and application of accounting principles and analyses setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements.
13.	Review disclosures made by the Company's principal executive officer and principal financial officer regarding compliance with their certification obligations as required by the Exchange Act.
14.
Review the Company's principal executive officer's and principal financial officer's assessment of the effectiveness of the Company's disclosure controls and procedures and internal controls for financial reporting and evaluations thereof and the independent auditor's report on management's assessment.
15.
Review with the independent auditor and management the application and impact of new and proposed accounting rules, regulations, disclosure requirements and reporting practices on the Company's financial statements and reports.
16.	Review and discuss with management and the independent auditor any registration statements prior to filing with the SEC.
17.
Periodically meet separately with management, the internal auditor and the independent auditor to discuss issues and concerns warranting Committee attention. Based upon the request of the internal and/or independent auditor, the Committee shall provide sufficient time for the internal auditor and/or the independent auditor to meet privately with the members of the Committee to discuss issues and/or concerns. The Committee may request any officer or employee of the Company or the Company's outside counsel to attend a meeting, or appropriate portion of a meeting, of the Committee or to meet with any members of, or consultants to, the Committee.
18.
Establish and implement procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by the Company's employees of concerns regarding questionable accounting or auditing matters. Review periodically with management and the internal auditor these procedures and any significant complaints received.
19.
Have the power to conduct or authorize investigations into any matters brought to its attention. The Committee shall have unrestricted access to members of management, employees, books and records and facilities.
20.
Review at least annually the Company's monitoring and enforcement of policies relating to legal compliance, ethics, conflicts of interest and use of corporate funds. Such reviews shall be conducted with the participation of the independent auditor, internal auditor and management.
21.	Review any corporate attorneys' reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

1d

22.
Discuss with management and the internal auditor policies regarding risk assessment and risk management. While it is the responsibility of management to assess and manage the Company's exposure to risk, the Committee will discuss and review guidelines and policies that govern the process. The discussion may include the Company's financial risk exposures and the steps management has taken to monitor and control such exposures. The Committee is not required to be the sole body responsible for risk assessment and management.
	23.	Prepare the report of the Committee required to be included in the Company's annual proxy statement.
	24.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
	25.	Conduct an annual performance evaluation of the Committee.
	26.	Perform such other duties and responsibilities, consistent with this Charter and governing laws and regulations, as may be delegated to the Committee from time to time by the Board.
	27.	Report to the Board on a regular basis and make such recommendations with respect to any of the above matters as the Committee deems necessary or appropriate.
F.	Delegation to Subcommittee
The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.
G.	Resources and Authority of the Committee

The Committee shall have the resources, funding and authority appropriate to discharge its duties and responsibilities, including direct authority to select, retain and terminate counsel, accountants, experts or consultants to be used by the Committee. The Committee shall approve any contract terms and the fees of such appointed counsel, accountants, experts or consultants.
H.	Amendment
The Board shall have the authority to amend or modify any provision of this Charter at any time.

1e

ANNUAL MEETING OF STOCKHOLDERS OF

IMC GLOBAL INC.

May 16, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

/*\    Please detach and mail in the envelope provided.    /*\

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE
IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.
Election of five (5) members of the Board of Directors:

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	FOR ALL EXCEPT (See instructions below)

  NOMINEES

☐	Richard L. Thomas	For a Term Expiring in 2004
☐	Bernard M. Michel	For a Term Expiring in 2005
☐	Raymond F. Bentele	For a Term Expiring in 2006
☐	Harold H. MacKay	For a Term Expiring in 2006
☐	Pamela B. Strobel	For a Term Expiring in 2006

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT"and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2.
Ratification of the appointment of Ernst & Young LLP as the independent auditors.
☐  FOR        ☐  AGAINST        ☐  ABSTAIN

3.
In their discretion, the Proxies are authorized to transact other business that properly may come before the meeting or any adjournment of the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

Please check this box if you plan to attend the Annual Meeting. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

IMC GLOBAL INC.

Proxy Solicited on Behalf of the Board of Directors of
the Company for the Annual Meeting, May 16, 2003

PROXY

        The undersigned hereby constitutes and appoints Douglas A. Pertz, J. Reid Porter and Rose Marie Williams and each of them, with full power of substitution, Proxies to represent the undersigned at the Annual Meeting of Stockholders of IMC Global Inc. to be held at the IMC Global Inc. headquarters located at 100 South Saunders Road, Lake Forest, Illinois 60045, on May 16, 2003, at 12:00 noon, Local Time, and at any adjournments thereof, and to vote on all matters coming before said meeting, hereby revoking any proxy heretofore given.

        You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations as noted in the proxy statement and on the reverse side of this card. The Proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side)

COMMENTS:

14475

QuickLinks

TABLE OF CONTENTS
PROXY STATEMENT
THE IMC GLOBAL BOARD AND BOARD COMMITTEES
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE
STOCKHOLDER RETURN INFORMATION
Comparison of Five-Year Cumulative Total Return IMC Global, S&P 500, S&P Group Index and 2003 Peer Group
POLICIES RELATING TO THE BOARD OF DIRECTORS
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN THE LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
THE ANNUAL MEETING
I. Election of Directors
NOMINEE FOR ELECTION AS A DIRECTOR FOR A TERM EXPIRING IN 2004
NOMINEE FOR ELECTION AS A DIRECTOR FOR A TERM EXPIRING IN 2005
NOMINEES FOR ELECTION AS A DIRECTOR FOR A TERM EXPIRING IN 2006
DIRECTORS CONTINUING IN OFFICE
II. Ratification of the Appointment of Independent Auditors
MISCELLANEOUS INFORMATION
DIRECTIONS TO IMC GLOBAL 'S HEADQUARTERS OFFICES
APPENDIX A CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF IMC GLOBAL INC.